Exhibit (h)(93)

ALPS ADVISORS, INC.
1290 Broadway, Suite 1100
Denver, CO  80203

December 13, 2016

Mr. Edmund J. Burke, Chairman
Financial Investors Trust
1290 Broadway, Suite 1100
Denver, CO  80203

Re:	Financial Investors Trust (the “Trust”) – ALPS/Alerian MLP Fund (the “Fund”)

Dear Mr. Burke:

This letter confirms the agreement by ALPS Advisors, Inc. (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Fund.  To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-1) fees, shareholder services fees, acquired fund fees and expenses, brokerage commissions, taxes and extraordinary expenses) exceed 0.85% for each of the Class A, Class C and Class I shares of the Fund, the Adviser will reduce the fee payable with respect to the Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess.  The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser agrees that such fee waivers and reimbursements for the Fund are effective as of February 28, 2017 and shall continue at least through February 28, 2018.  The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement.  Notwithstanding the foregoing, the Fund will not be obligated to pay any such waived or reimbursed fees and expenses more than thirty-six months after the end of the fiscal year in which the fee was waived or expense reimbursed.

ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President